Exhibit 4.1
SECOND AMENDMENT TO THE
THIRD AMENDED AND RESTATED RIGHTS AGREEMENT
     This Second Amendment to the Third Amended and Restated Rights Agreement dated as of July 15, 2008 (the “Amendment”), is between Intervoice, Inc., a Texas corporation (the “Company”), and Computershare Trust Company, N.A., successor rights agent to Computershare Investor Services, LLC, a Delaware limited liability company, as rights agent (the “Rights Agent”).
RECITALS:
     WHEREAS, the Company and the Rights Agent are parties to that certain Third Amended and Restated Rights Agreement dated as of May 1, 2001, as amended by the First Amendment to Third Amended and Restated Rights Agreement dated as of May 29, 2002 (the “Agreement”).
     WHEREAS, the Company, Convergys Corporation, an Ohio corporation (“Parent”), and Dialog Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof, pursuant to which Merger Sub will merge into the Company (the “Merger”).
     WHEREAS, the Company was formerly referred to as Intervoice-Brite, Inc. in the Agreement.
     WHEREAS, the Board of Directors of the Company deems it desirable to amend the Agreement pursuant to the provisions of Section 27 of the Agreement to make certain modifications to the Agreement in the manner set forth below.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
     Section 1. Defined Terms. Except as amended hereby, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.
     Section 2. Amendments to Preamble.
     (a) The preamble shall be amended and restated in its entirety to read as follows:
     Third Amended and Restated Rights Agreement, dated as of May 1, 2001 (this “Agreement”), between Intervoice, Inc., a Texas corporation (the “Company”), and Computershare Trust Company, N.A., successor rights agent to Computershare Investor Services, LLC, a Delaware limited liability company (the “Rights Agent”).
     Section 3. Amendments to Section 1.
     (a) Section 1 of the Agreement is amended by adding the following defined terms:

     “Merger Agreement” means that certain Agreement and Plan of Merger dated as of the date hereof by and among the Company, Parent and Merger Sub, as it may be amended from time to time.
     “Merger” means the merger of Merger Sub into the Company pursuant to the Merger Agreement.
     “Offer” means a cash tender offer made by the Purchaser (the “Offer”) to acquire all of the Company Shares that are issued and outstanding for $8.25 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions of the Merger Agreement.
     “Parent” means Convergys Corporation, an Ohio corporation.
     “Merger Sub” means Dialog Merger Sub, Inc., a Texas corporation.
     “Tender and Voting Agreement” means that certain Tender and Voting Agreement dated as of the date hereof by and among certain shareholders of the Company, Parent and Merger Sub, as it may be amended from time to time.
     (b) The definition of “Acquiring Person” in Section 1 of the Agreement is amended to add the following language at the end of such definition:
     Notwithstanding anything contained in this Agreement to the contrary, neither Parent, Merger Sub nor any of their respective Affiliates or Associates shall become or be an Acquiring Person solely by virtue of:
     (i) the execution, delivery and performance of the Merger Agreement, as it may be amended from time to time hereafter; or
     (ii) the consummation of the transactions contemplated by the Merger Agreement; or
     (iii) without limiting the generality of clauses (i) and (ii) above, the Beneficial Ownership by any of such Persons of shares of Common Shares as a result of its beneficial ownership of shares of Parent Common Shares.
     (c) The definition of “Business Day” in Section 1 of the Agreement is hereby amended to delete the term “State of Delaware” in its entirety and replace it with “Commonwealth of Massachusetts.”
     Section 4. Amendment to Section 2. Section 2 is hereby amended in its entirety to read as follows:
     Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agents.
     Section 5. Amendments to Section 3. Section 3(a) is hereby amended in its entirety to read as follows:
     Until the earlier of (i) the close of business on the tenth day after the Shares Acquisition Date or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, and other than Parent, Merger Sub or any of their respective Affiliates or Associates if such commencement is in connection with the Merger or the Offer as contemplated by the Merger Agreement) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, and other than Parent, Merger Sub or any of their respective Affiliates or Associates if such announcement is in connection with the Merger or the Offer as contemplated by the Merger Agreement) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 20% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested and at the expense of the Company, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit A hereto (a “Right Certificate”), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.
     Section 6. Amendments to Section 7. Section 7(a) is hereby amended in its entirety to read as follows:
     The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one eight-hundredths of a Preferred Share (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on May 10, 2011 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur.
     Section 7. Amendment to Section 21. Section 21 is hereby amended to add the following new sentence after the existing first sentence:
     In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.
     Section 8. Amendment to Section 26. Section 26 is hereby amended to delete the Rights Agent notice address in its entirety and replace it with the following:
Computershare Trust Company, N.A.
350 Indiana Street, Suite 800
Golden, CO 80401
Attention: Client Services
     Section 9. Addition of Section 34. Section 34 is hereby added to the Agreement to read as follows:
     Section 34. Exception for Certain Transactions. Notwithstanding any provision of this Agreement to the contrary, (i) none of Parent, Merger Sub or any of their Affiliates or Associates shall be deemed an Acquiring Person, (ii) none of a Distribution Date, Flip-In Event, Flip-In Trigger Date, Flip-Over Event nor a Shares Acquisition Date shall be deemed to occur or to have occurred and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights under, the Agreement, including, without limitation, pursuant to Section 7 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or the Tender and Voting Agreement, or any amendments thereof approved in advance by the Board of Directors of the Company, (b) the public announcement by any of the Company, Parent or Merger Sub that Parent, Merger Sub or any of their respective Affiliates or Associates is to commence a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 20% or more of the then outstanding Common Shares in accordance with the Merger Agreement, (c) the public announcement of the Merger, (d) the adoption of the Merger Agreement by the Company’s shareholders, (e) the exchange of Common Shares (including the Rights) pursuant to the Merger Agreement, or (f) the consummation or public announcement of any transaction contemplated by the Merger Agreement in accordance with the provisions thereof, including the Merger provided for in the Merger Agreement.
     Section 10. Addition of Section 35. Section 35 is hereby added to the Agreement to read as follows:

     Notice to Rights Agent. Promptly following the Effective Time (as defined in the Merger Agreement) the Company shall provide the Rights Agent with written notice of the occurrence of the Merger.
     Section 11. Amendments to Summary of Rights. Exhibit B to the Agreement shall be deemed amended in a manner consistent with this Amendment.
     Section 12. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 13. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     Section 14. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 15. Effect of Amendment. Except as expressly modified herein, the Agreement shall remain in full force and effect.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Intervoice, Inc.
By:	/s/ Robert E. Ritchey
	Name:	Robert E. Ritchey
	Title:	Chief Executive Officer

Computershare Trust Company, N.A.
By:	/s/ Kellie Gwinn
	Name:	Kellie Gwinn
	Title:	Vice President